EXHIBIT 99-1

                     MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


BABY AND FAMILY CARE
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Baby and family care delivered strong earnings progress driven by volume growth and extensive cost reductions. Strong volume results across both baby and family care drove a 5% increase in unit volume. Net sales for the year were essentially flat at $9.23 billion. Excluding a 2% negative impact of exchange rates, net sales increased 2%, as commodity driven price declines and pricing adjustments on Luvs and Western European diapers partially offset volume growth.

Net earnings were $738 million, up 12% behind an ongoing program of product and overhead cost reductions, including benefits from restructuring activities that have streamlined manufacturing operations.

Family care volume grew 7% behind strength in the North America Bounty and Charmin businesses. Net sales increased 1%, as commodity pricing actions largely offset volume growth.

Baby care volume increased 4% behind Pampers growth in North America and Western Europe driven by the Baby Stages of Development product launch. Net sales declined 1% as foreign exchange and targeted pricing adjustments more than offset volume growth.

In 2001, baby and family care segment unit volume grew 3%, driven by solid results in both family and baby care. Net sales grew 1% to $9.22 billion, compared to $9.12 billion in 2000. Excluding a 4% negative impact of exchange rates, net sales increased 5%. Net earnings decreased 6%, to $658 million, despite progress in family care.

BEAUTY CARE
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Beauty care delivered strong results behind the Clairol acquisition, which was completed in the second quarter, delivering unit volume growth of 13% and net sales of $10.72 billion, up 7%. Excluding a 2% negative foreign exchange impact, net sales grew 9%. Excluding the impacts of the Clairol acquisition, fiscal year unit volume grew 2%, primarily behind strength in the base hair care business and solid growth in fine fragrances and cosmetics. Net earnings were $1.61 billion, up 18%, driven by marketing support efficiencies behind growing businesses and a continued focus on cost reductions.

The Clairol integration went according to plan during the year with North America, the largest region, being completed in May. The Clairol acquisition provides a strong presence in the high-margin colorants business and rounds out the Company's hair care offerings.

Feminine care volume declined 3%, stabilizing in the second half, and net sales declined 5%. Nevertheless, net earnings improved mainly due to cost efficiencies.

In 2001, beauty care unit volume declined 1%. Net sales were $10.03 billion, down 3%, versus $10.31 billion in 2000. Excluding a 4% impact of unfavorable exchange rates, primarily in Western Europe and Asia, net sales grew 1%. Net earnings were $1.36 billion, an 8% improvement behind the successful expansion of high-performance, premium-priced products.


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SNACKS & BEVERAGES
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Snacks and beverages delivered solid earnings growth despite top-line challenges. Unit volume declined 2%. Volume declines, commodity-related pricing actions in coffee and negative foreign exchange impacts drove a 6% decrease in net sales, to $3.25 billion. Net earnings grew 25%, to $303 million, as broad-based cost reductions more than offset declining volumes.

In 2001, snacks and beverages unit volume declined 10%. Unit volume was negatively affected by reduced trade merchandising and the impact of snacks pricing actions in North America and Western Europe. Net sales were $3.46 billion, down 10%. Excluding a 2% impact of unfavorable exchange rates, net sales declined 8%. Net earnings were $242 million, down 13% versus 2000.

CORPORATE
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The corporate segment includes both operating and non-operating elements such as financing and investing activities, certain benefit costs, restructuring charges, segment eliminations and other general corporate items. Corporate includes adjustments from management reporting conventions to conform with accounting principles generally accepted in the United States of America. These primarily affect the treatment of entities over which the Company exerts significant influence but does not control, and income taxes, which are reflected in the business segments using estimated local statutory tax rates.

The results for the elements of the former food and beverage segment that have been divested or spun-off (i.e., Jif, Crisco and commercial shortening and oils) are now reflected in Corporate. The Jif and Crisco spin-off occurred in the fourth quarter of 2002 and the divestiture of the commercial shortening and oils business occurred in the third quarter of 2001.

Corporate results reflect a decrease in one-time gains from the Company's non-strategic divestiture program. Moreover, reduced corporate hedging gains versus 2001 were partially offset by decreased restructuring costs, lower interest expense and the discontinuation of amortizing goodwill and certain indefinite-lived intangibles.

In 2001, corporate results reflect increased restructuring costs, higher benefit costs and certain tax impacts not reflected in the businesses. These were partially offset by one-time gains from the Company's divestiture program, reduced overhead spending and corporate hedging gains.